Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-117327 of Monolithic Power Systems, Inc. on Form S-1 of our report dated March 31, 2004 (August 19, 2004 as to Note 16 and November 10, 2004 as to Note 11; which report expresses an unqualified opinion and includes an explanatory paragraph relating to lawsuits related to alleged patent infringement and alleged misappropriation of trade secrets) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/  Deloitte & Touche LLP

San Jose, California

November 15, 2004